Exhibit 10.3

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of this 11th day of May, 2022 (the “Effective Date”), by and among Daedalus Ecosciences, Inc., a Nevada corporation (“Buyer”), Malachite Innovations, Inc., a Nevada corporation (“Malachite”, and together with Buyer, the “Buyer Entities”), Jeremy Starks and Joshua Justice (each individually, a “Shareholder” and collectively, “Shareholders”), Range Environmental Resources, Inc., a West Virginia corporation (“Range Environmental Resources”), and Range Natural Resources, Inc., a West Virginia corporation (“Range Natural Resources”, and together with Range Environmental Resources, the “Companies” and sometimes referred to individually as a “Company”). Shareholders and the Companies are sometimes collectively referred to herein as “Seller Entities”. Each of Buyer, Malachite, Shareholders, Range Environmental Resources and Range Natural Resources are sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Range Environmental Resources and Range Natural Resources (collectively, the “Shares”); and

WHEREAS, Shareholders desire to sell Eighty Percent (80%) of the Shares in each of the Companies (the “Purchased Shares”) to Buyer, and Buyer desires to purchase from Shareholders the Purchased Shares on the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

SECTION 1.
DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Section 1:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or formal investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Business” means the environmental remediation and related services and operations provided by the Companies.

“Cause” means a Shareholder’s (a) willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); willful failure to comply with any valid and legal directive of the Companies; or engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the Companies; (b) embezzlement, misappropriation or fraud, in each case related to his or her employment with the Companies; (c) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs his or her ability to perform services for the Companies or results in material harm to the Companies; (d) violation of a material policy of the Companies or (e) material breach of any material obligation under any written agreement between the Shareholder and the Companies or Buyer Entities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Disability” means the disability of a Shareholder caused by any physical or mental injury, illness or incapacity as a result of which such Shareholder is unable to effectively perform the essential functions of his or her duties for a period of 60 consecutive days or a period of 90 days during any 180-day period. The determination of Disability shall be made by an independent physician selected by the Buyer’s Board of Directors.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA, RCRA, the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA” to the extent OSHA relates to handling of or exposure to Hazardous Materials).

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hazardous Waste” has the meaning ascribed thereto in and for purposes of RCRA.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Sale Transaction” means: (a) the sale of all or substantially all of the assets of the Companies to a third-party purchaser; (b) any transaction or series of transactions resulting in no less than a majority of the issued and outstanding shares of the Companies being sold to a third party in an arms-length transaction; or (c) a merger, consolidation, recapitalization or reorganization of the Companies.

SECTION 2.
PURCHASE AND SALE OF PURCHASED SHARES

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, at the Closing, Shareholders shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims, and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from Shareholders, the Purchased Shares, which are comprised of (i) Eighty Percent (80%) of the issued and outstanding capital stock of Range Environmental Resources and (ii) Eighty Percent (80%) of the issued and outstanding capital stock of Range Natural Resources. Notwithstanding the foregoing or any other provision of this Agreement, Shareholders shall retain and shall indemnify the Buyer Entities against any and all losses, claims, settlements, judgments or other liabilities arising before the Closing related to the Purchased Shares.

2.2 Purchase Price. The aggregate consideration for the Purchased Shares to be purchased by Buyer hereunder (the “Purchase Price”) shall be delivered as follows: (a) at the Closing, Buyer shall pay the Shareholders the aggregate sum of One Million Dollars ($1,000,000) (the “Cash Purchase Price”) payable to the Shareholders by wire transfer of immediately available funds to such bank accounts of Shareholders as Shareholders shall designate in writing prior to the Closing; (b) at the Closing, Buyer shall issue to Shareholders Ten Million (10,000,000) shares of Malachite’s Common Stock (“Malachite’s Common Stock”) by Malachite delivering a letter of authorization to its transfer agent to deposit in book entry form, via ledger entry, Five Million (5,000,000) shares of Malachite’s Common Stock for the benefit of each Shareholder. One Hundred Percent (100%) of the Purchase Price shall be allocated for purchase of the Purchased Shares of Range Environmental Resources.

SECTION 3.
CLOSING AND CLOSING DELIVERIES

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the Effective Date. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2 Deliveries by Seller Entities. At the Closing, Seller Entities shall deliver to Buyer Entities the following, in form and substance reasonably satisfactory to Buyer Entities:

(a) Transaction Documents. Duly executed counterparts to each Transaction Document to which any Seller Party is a Party;

(b) Resolutions. Copies of resolutions adopted by the Board of Directors of Range Environmental Resources and Range Natural Resources authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby; and

(c) Certificate of Compliance. A certificate, dated as of the Closing Date, executed by the President of the Companies, certifying: (1) that Shareholders and the Companies have obtained proper corporate authorization necessary to the consummation of this Agreement; (2) that the representations and warranties of Shareholders and the Companies contained in this Agreement are true and complete in all material respects as of the Closing Date; and (3) that Shareholders and the Companies have, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on the Closing Date.

3.3 Deliveries by Buyer Entities. At the Closing, Buyer Entities shall deliver to Seller Entities the following, in form and substance reasonably satisfactory to Seller Entities:

(a) Consideration. The Purchase Price for the Purchased Shares as provided in Section 2.2;

(b) Transaction Documents. Duly executed counterparts to each Transaction Document to which any Buyer Party is a Party;

(c) Resolutions. Copies of resolutions adopted by the Board of Directors of Buyer and Malachite, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby; and

(d) Certificate of Compliance. A certificate, dated as of the Closing Date, executed on behalf of Buyer and Malachite, by their respective CEOs, certifying (1) that Buyer and Malachite have obtained proper corporate authorization necessary to the consummation of this Agreement; (2) that the representations and warranties of such entity contained in this Agreement are true and complete in all material respects as of the Closing Date; and (3) that Buyer and Malachite each has, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on the Closing Date.

SECTION 4.
REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES

The Seller Entities, jointly and severally, represent and warrant to the Buyer Entities as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 7.1 of this Agreement) as follows:

4.1 Shareholders Authority; Enforceability; Title to Purchased Shares.

(a) Good Title to Purchased Shares. Each Shareholder owns 50% of (i) the issued and outstanding shares of the capital stock of Range Environmental Resources and (ii) the issued and outstanding shares of the capital stock of Range Natural Resources. The Purchased Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of the Purchased Shares as contemplated hereby, Buyer will have good title to such Purchased Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

(b) Authority. Each Shareholder has all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the “Transaction Documents”) to which he is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Purchased Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority (“Person”). Each Shareholder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

(c) Enforceability. This Agreement has been, and the other Transaction Documents to which Shareholders are parties on the Closing Date will be, duly executed and delivered by Shareholders, and this Agreement is, and each of the other Transaction Documents to which Shareholders are parties on the Closing will be, the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with their terms.

(d) Securities Law Representations and Warranties. Shareholders have been advised that the shares of Malachite’s Common Stock they are to receive hereunder are not registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, and are being issued to Shareholders pursuant to exemptions from such laws, and that the Buyer Entities’ reliance upon such exemptions is predicated in part on the Shareholders’ representations contained herein. Shareholders acknowledge that the Buyer Entities are relying in part upon Shareholders’ representations and warranties contained herein for the purpose of qualifying the issuance of Malachite’s Common Stock hereunder for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

(e) Acquired Entirely for Own Account. Malachite’s Common Stock will be issued for Shareholders’ own accounts, not as a nominee or agent, and not with a view to distributing all or any part thereof. Shareholders have no present intention of selling, granting any participation in or otherwise distributing any of Malachite’s Common Stock in a manner contrary to the Act or any applicable state securities law. Shareholders do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of Malachite’s Common Stock.

(f) Due Diligence. Each Shareholder has been solely responsible for his own due diligence investigation of the Buyer Entities and their respective businesses and his analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of the Buyer Entities, their businesses or the merits and risks of Malachite’s Common Stock other than professional advisors employed specifically by such Shareholder to assist such Shareholder.

(g) Access to Information. Each Shareholder believes he has been given access to full and complete information regarding Malachite, including, in particular, the current financial condition of Malachite and the risks associated therewith as set forth in the public filings made by Malachite with the Securities and Exchange Commission (“SEC”), and has utilized such access to his satisfaction for the purpose of obtaining information about Malachite; particularly, each Shareholder has either attended or been given reasonable opportunity to meet with the senior executives of Malachite, for the purpose of asking questions of, and receiving answers from, such persons concerning the terms and conditions of the issuance of Malachite’s Common Stock and to obtain any additional information, to the extent reasonably available and permitted to be shared, necessary to verify the accuracy of information provided to the Shareholder about the Buyer Entities.

(h) Sophistication. Each Shareholder, either alone or with the assistance of his professional advisor, is a sophisticated investor and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in Malachite’s Common Stock.

(i) Suitability. The investment in Malachite’s Common Stock is suitable for each Shareholder based upon his investment objectives and financial needs, and each Shareholder has adequate net worth and means for providing for his current financial needs and contingencies and has no need for liquidity of investment with respect to Malachite’s Common Stock.

(j) Professional Advice. Each Shareholder has obtained, to the extent he deems necessary, his own professional advice with respect to the risks inherent in the investment in Malachite’s Common Stock, the condition of Malachite and the suitability of the investment in Malachite’s Common Stock in light of such Shareholder’s financial condition and investment needs.

(k) Ability to Bear Risk. Each Shareholder is in a financial position to purchase and hold Malachite’s Common Stock and is able to bear the economic risk and withstand a complete loss of his investment in Malachite’s Common Stock.

(l) Restricted Securities. Each Shareholder realizes that (a) Malachite’s Common Stock has not been registered under the Act, is characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. Each Shareholder’s financial condition is such that it is unlikely that such Shareholder would need to dispose of any of Malachite’s Common Stock in the foreseeable future. In this connection, each Shareholder represents that he is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.2 Companies’ Organization, Good Standing; Corporate Authority; Enforceability.

(a) Organization, Good Standing. Range Environmental Resources is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Articles of Incorporation, Bylaws, and Certificate of Good Standing of Range Environmental Resources, if available, have been provided to the Buyer Entities. Range Natural Resources is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Articles of Incorporation, Bylaws, and Certificate of Good Standing of Range Environmental Resources, if available, have been provided to the Buyer Entities. The Companies are duly qualified to do business and in good standing in the states where qualification is required due to (i) the Companies’ ownership or lease of real or personal property for use in the operation of the Companies’ business or (ii) the nature of the business conducted by the Companies. The Companies have all requisite power, right and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted.

(b) Corporate Authority. The Companies have full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Companies of this Agreement and the Transaction Documents to which they are a party, the performance by the Companies of their obligations hereunder and thereunder and the consummation by the Companies of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, and the Transaction Documents to which the Companies are a party, when executed and delivered by the Companies, will constitute valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms.

4.3 Capitalization.

(a) The authorized capital stock of Range Environmental Resources consists of one hundred (100) shares of common stock, $25.00 par value, and the authorized capital stock of Range Natural Resources consists of one hundred (100) shares of common stock, $0.01 par value.

(b) The issued and outstanding capital stock of Range Environmental Resources and Range Natural Resources consists of the Shares, all of which are held of record by the Shareholders. All Shares that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. Except for the Shareholders, no Person holds any interest in any Shares.

(c) The Companies are not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any of the Purchased Shares or the voting by any director, manager or member of the Companies.

4.4 Subsidiaries and Affiliates. The Companies do not have, and have never had, any subsidiaries. The Companies do not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

4.5 No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents by the Companies and the consummation of the transactions contemplated hereby and thereby will not: (a) violate, conflict with, or result in any breach of, or constitute a default under, any provision of the Companies’ Articles of Incorporation or Bylaws (“Governing Documents”), as applicable; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract or judgment to which the Companies are a party or by which they are bound or which relates to the Companies’ business or assets; (c) result in the creation of any encumbrance, security interest, mortgage, lien, charge, option, license, adverse claim or restriction of any kind on any of the assets of the Companies or upon any Shares or other ownership interests of the Companies; (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Authority; (e) give any party with rights under any contract, judgment or other restriction to which the Companies are a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction; (f) result in the creation of any lien or encumbrance upon the assets of the Companies, or upon any Shares or other ownership interests of the Companies; or (g) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Companies.

4.6 Consents and Approvals.

(a) No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required for the execution, delivery and performance by the Companies of this Agreement and the Transaction Documents to which it is a party or for the consummation by the Seller Entities of the transactions contemplated hereby and thereby.

(b) No consent, approval or authorization of any third party is required for the execution, delivery and performance by the Seller Entities of this Agreement and the Transaction Documents to which it is a party and the consummation by the Companies of the transactions contemplated hereby and thereby.

4.7 Financial Statements. The Companies have provided to Buyer (a) unaudited balance sheets dated December 31, 2019, December 31, 2020, December 31, 2021 and March 31, 2022, (b) an unaudited income statement for the 12-month periods ended December 31, 2019, December 31, 2020, and December 31, 2021, and the 3-month period ended March 31, 2022 and (c) an unaudited statement of cash flows for the 12-month periods ended December 31, 2019, December 31, 2020, and December 31, 2021, and the 3-month period ended March 31, 2022 (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records kept by the Companies and fairly present the financial position, results of operations and changes in financial position of the Companies, as of their respective dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied. The Companies have no liabilities or obligations of any nature (absolute, accrued, or contingent) that are not fully reflected or reserved against in the balance sheet dated March 31, 2022 (the “Most Recent Balance Sheet”), as prescribed by generally accepted accounting principles, except liabilities or obligations incurred since the date of the March 31, 2022 Balance Sheet in the ordinary course of business and consistent with past practice. The Companies are not a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person, except as set forth on the Most Recent Balance Sheet.

4.8 Absence of Undisclosed Liabilities. The Companies have no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except for liabilities (a) reflected or reserved against in the Most Recent Balance Sheet or (b) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate. The Companies have not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the Companies or (ii) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Companies.

4.9 Taxes. The Companies have timely filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are correct and complete in all respects. The Companies have paid all taxes and other assessments due. The Companies have never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Companies’ federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Most Recent Balance Sheet, the Companies have not incurred any taxes, assessments, or governmental charges other than in the ordinary course of business. The Companies have established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, and the Most Recent Balance Sheet reflects, adequate reserves for payment of all taxes, assessments and government changes that have accrued and have not been paid and are incurred in or attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date. The Companies have timely made all deposits required by law to be made with respect to employees’ withholding and other employment taxes. For purposes of this Agreement, the term “taxes” means all taxes, duties, charges, fees, levies, or other assessments imposed by any governmental body including income, gross receipts, value-added, excise, unemployment compensation, withholding, social security, personal property, real estate, sale, use or ad valorem, license, lease, service, severance, stamp, intangibles, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes (including any interest, penalties, or additions attributable to or imposed on or with respect to any such taxes, duties, charges, fees, levies or other assessments). For purposes of this Agreement, the term “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.10 Title to Property; Leases; Encumbrances.

(a) The Companies have good and marketable title to all of their properties and assets free and clear of any payment obligation to any third party or any other lien or encumbrance, except for financed equipment.

(b) The Companies do not own any real property.

(c) With respect to properties and assets it leases, the Companies are in compliance with such leases and hold a valid leasehold interest free of all liens, claims or encumbrances. The Companies are not in default under any lease nor do the Companies have knowledge of any event which, after notice or the passage of time or both, will constitute a default under any lease.

4.11 Environmental Matters.

(a) The Companies are currently and have been for the past three (3) years in compliance in all material respects with all Environmental Laws and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Companies (i) have obtained and are in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of their business or assets and all such Environmental Permits are in full force and effect in accordance with Environmental Law and (ii) are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Companies as currently carried out.

(c) No real property currently or formerly owned, operated or leased by the Companies is listed on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) The Companies have not caused any Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Companies or any real property currently or during the period of ownership, operation or lease by the Companies, formerly owned, operated or leased by the Companies, and the Companies have not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Companies.

(e) The Companies have no active or abandoned aboveground or underground storage tanks owned or operated by the Companies and any predecessors.

(f) The Companies have no off-site Hazardous Waste treatment, storage, or disposal facilities or locations used by the Companies and any predecessors as to which the Companies may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Companies have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies and any predecessors.

(g) The Companies have not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Companies have provided to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) The Companies are not aware of, or reasonably anticipate, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of the Companies or as currently carried out.

4.12 Safety Matters. The Companies are not in violation of any applicable statute, law or regulation relating to occupational health and safety.

4.13 Contracts. The Companies have provided Buyer with a complete and accurate list of all contracts, agreements, arrangements, and understandings oral or written, to which the Companies is a party or by which the Companies is bound, including, without limitation, all security agreements, intellectual property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, leases, rental agreements, purchase orders, sales orders and sale and distribution agreements (“Contracts”). The Contracts are valid, binding, and enforceable in accordance with their terms against each party thereto, are in full force and effect, and the Companies have performed all obligations imposed on them thereunder. There are not, under any of the Contracts, any defaults, or events of default on the part of the Companies or any other party thereto. True and complete copies of each Contract have been delivered to the Buyer Entities. No consent is required from any Person under any of the Contracts in connection with the consummation of the transactions contemplated by this Agreement, and the Companies have not received notice, nor is the Companies otherwise aware, that any party to any such contract intends to cancel, terminate, or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

4.14 Claims and Legal Proceedings. There are no claims pending or threatened against the Companies before or by any Governmental Authority or any other Person. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations to which the Companies are a party.

4.15 Labor Matters. There are no disputes, material employee grievances or material disciplinary actions pending or threatened between the Companies and any employees of the Companies (collectively, the “Employees”). The Companies have complied in all respects with all provisions of all laws relating to the employment of labor and have no liability for any arrears of wages or taxes or penalties for failure to comply with any such laws. The Companies have no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Employees.

4.16 Patents, Trademarks, and Intellectual Property.

(a) The Companies have sufficient title and ownership of all patents, trade names, trademarks, service marks, copyrights, net names, trade secrets, information, proprietary rights, and processes necessary for its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others (the “Intellectual Property”). The Companies’ sole Intellectual Property is U.S. Provisional Application No. 62/095,481 entitled “Natural Effluent Remediation System (N.E.R.S.)” filed on December 22, 2014.

(b) None of the Intellectual Property or the Companies’ rights thereto are being infringed or otherwise violated by any Person.

(c) The use of the Intellectual Property by the Companies in the operation of its business as now conducted or as proposed to be conducted does not infringe or otherwise violate any rights of any Person, and there is no pending or threatened claim, demand, cause of action, suit or proceeding, hearing or investigation (each a “Claim”) alleging any such infringement or violation. In addition, there is no pending or threatened claim alleging any defect in or invalidity, misuse, or unenforceability of, or challenging the ownership or use of or the Companies’ rights, with respect to any of the Intellectual Property and there is no basis for any such Claim. Furthermore, there is no other Claim made by any Person pertaining to the Intellectual Property. None of the Intellectual Property is subject to any judgement, order, award, writ, injunction or decree of any Governmental Authority.

4.17 Licenses, Permits, Authorizations. The Companies and the Companies’ employees, agents, and representatives have received all Permits related to the operation of the Companies’ business. The Companies are in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Companies have not received any notifications of any asserted failure to obtain any Permit.

4.18 Related Party Transactions. The Companies do not have any contracts or agreements, oral or written, between the Companies and the Companies’ directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives and distributors or dealers. No employee, officer, director or shareholder of the Companies or member of his or her immediate family (together, “Related Parties”) is indebted to the Companies, nor are the Companies indebted (or committed to make loans or extend or guarantee credit) to the Related Parties in the aggregate in excess of $1,000. No employee, officer or director of the Companies has any direct or indirect ownership interest in any firm or corporation with which the Companies are affiliated or with which the Companies have a business relationship, or any firm or corporation that competes with the Companies.

4.19 Corporate Books and Records. The Companies have furnished to Buyer true and complete copies of (a) their Governing Documents as currently in effect, including all amendments thereto, (b) the minute books, if any, of the Companies, and (c) the stock transfer books of the Companies. Such minutes reflect all meetings of the Companies’ shareholders, Board of Directors, and any committees thereof since the Companies’ inception, and such minutes accurately reflect the events of, and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of the Shares of the Companies since their inception.

4.20 Compliance With Laws. The Companies are and have been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Authority and all judgments applicable to the operation of its business, to its employees or to its property. The Companies have not received notice of any alleged violation (whether past or present and whether remedied or not), nor are the Companies aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation, or judgment.

4.21 Insurance. The Companies have provided Buyer with a complete list of all insurance policies maintained by the Companies. The Companies have maintained insurance protection in such coverage amounts and deductibles and against all liabilities, claims and risks against which it is customary for entities engaged in the Companies’ industry or a similar business similarly situated to insure.

4.22 Employee Plans.

(a) The Companies have provided Buyer with a complete and accurate list of all employees, their positions, and rates of pay, and a list of all benefit plans, funds, policies, programs, contracts, arrangements or practices of any kind (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any employment, consulting or personal services contracts (i) sponsored, maintained or contributed to by the Companies or to which the Companies are a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Companies (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Companies have (or could have) any obligation or liability (each, an “Employee Benefit Plan”). There has been no amendment, interpretation or other announcement (written or oral) by the Companies, any corporation, partnership, limited liability Companies, sole proprietorship, trade, business or other entity or organization that, together with the Companies, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or any other person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Neither the Companies nor any ERISA Affiliate has any agreement, arrangement, commitment, or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Companies to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Companies under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Each Employee Benefit Plan is, and at all times since inception has been, established, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. The Companies, all ERISA Affiliates, and all other persons (including, without limitation, all fiduciaries) have, at all times properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations. Neither the Companies nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Companies, any ERISA Affiliate or the Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to any Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from tax under Section 501(a) of the Code. Nothing has occurred or is reasonably expected by the Companies or any ERISA Affiliate to occur that could adversely affect the qualified status of such Employee Benefit Plan or the tax-exempt status of its related trust. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Most Recent Balance Sheet.

(c) Neither the Companies nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

4.23 Customers and Suppliers. There is no indication that any customer or supplier of the Companies intends to terminate or modify its relationship with the Companies, or that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will adversely affect the post-Closing relationship of the Buyer with any of the Companies’ customers or suppliers.

4.24 Broker. No broker, finder or other financial consultant has acted on behalf of the Companies or Shareholders in connection with this Agreement.

4.25 Conduct of Business in Ordinary Course; Adverse Change.

Since March 31, 2022, the Companies have conducted its business only in the ordinary course and have not:

(a) Adverse Change. Suffered any material adverse change in the business, assets, properties, prospects, or condition (financial or otherwise) of the Companies, or any damage, destruction, or loss affecting any of the assets used or useful in the conduct of its business;

(b) Liens. Created, assumed, or suffered any mortgage, pledge, lien, or encumbrance on any of the assets;

(c) Employee Compensation. Suffered any material increase in compensation payable or to become payable to any of the employees of the Companies, or any bonus payment made or promised to any employee of the Companies, or any material change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of the Companies;

(d) Dispositions. Suffered any sale, assignment, lease, material depletion of inventory, or other transfer of any of the Companies’ properties without suitable replacements being obtained therefore;

(e) Cancellation of Debts. Cancelled any debts owed to or claims held by the Companies;

(f) Write-Down. Suffered any significant write-down of the value of any assets or any significant write-off as uncollectible of any Accounts Receivable; and

(g) Rights. Transferred or granted any right under or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, grant of authority, or other intellectual property or proprietary right, or modified any existing right relating to the Companies.

4.26 Information Regarding the Business. All the account balances of customers to the Companies are actual and bona fide receivables representing obligations for the total dollar amount thereof, as shown on the books of Companies, resulted from the regular course of the Companies’ business, and are fully collectible in accordance with their terms, subject to no offset or reduction whatsoever. The Companies have no monetary obligations or liabilities to any of its customers except with respect to any deposits and prepayments set forth on the Most Recent Balance Sheet.

4.27 Full Disclosure. No representation or warranty made by Shareholders or the Companies in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by the Companies or Shareholders pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Shareholders or the Companies are not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

SECTION 5.
REPRESENTATIONS AND WARRANTIES OF BUYER ENTITIES

The Buyer Entities represent and warrant to Shareholders as follows:

5.1 Organization, Standing, and Authority. Each of the Buyer Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Buyer Entities has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization and Binding Obligation. The execution, delivery and performance by each of the Buyer Entities of this Agreement and any other Transaction Document to which they are a party and the consummation by the Buyer Entities of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer Entities and no other corporate proceedings on the part of the Buyer Entities are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer Entities, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyer Entities enforceable against the Buyer Entities in accordance with its terms. When each other Transaction Document to which the Buyer Entities is or will be a party has been duly executed and delivered by the Buyer Entities (assuming due authorization, execution and delivery by each other party thereto), such other Transaction Document will constitute a legal and binding obligation of the Buyer Entities enforceable against it in accordance with its terms.

5.3 Absence of Conflicting Agreements and Required Consents. The execution, delivery and performance by the Buyer Entities of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Malachite or Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Malachite or Buyer; (c) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Malachite or the Buyer is a party or by which Malachite or the Buyer may be bound, such that Buyer could not acquire the Purchased Shares or operate the Business; or (d) require the consent, notice or other action by any Person under any Contract to which Malachite or Buyer is a party or either of their assets or properties are bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Malachite or Buyer in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.4 Broker. Neither Malachite or Buyer nor any person or entity acting on their behalf has agreed to pay a commission, finder’s fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

5.5 Full Disclosure. No representation or warranty made by either Malachite or Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by either Malachite or Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Neither Malachite nor Buyer is aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

SECTION 6.
SPECIAL COVENANTS AND AGREEMENTS

6.1 Further Action. Upon the terms and subject to the conditions hereof, each of the Companies and Shareholders shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the Buyer with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Purchased Shares to Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Companies and Shareholders shall use their best efforts to take all such action. None of the Buyer Entities, the Companies or the Shareholders will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

6.2 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Shareholders at all times prior to the Closing.

6.3 Confidentiality. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement, except as and to the extent required by applicable law and, in the case of Malachite, as disclosure may be reasonably required in connection with financing of this transaction and with respect to required securities filings or notices.

6.4 Cooperation. The Buyer Entities and Shareholders shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and the Buyer Entities and the Seller Entities will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

6.5 Access. To the extent possible, for a period of three years after the Closing Date, Buyer will provide Shareholders access to any books and records relating to the Companies for tax purposes.

6.6 Covenant Not to Compete. In consideration of the Purchase Price paid pursuant to the terms of this Agreement, and in order to protect the Companies (and the value of the Purchased Shares), each Shareholder agrees that he shall not, either, directly or indirectly through other persons or their respective affiliates, engage in, carry on, or be connected to any reclamation business throughout West Virginia for a period of five (5) years from the Closing Date; provided, however, nothing herein shall prohibit such Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of any corporation that engages in such business, so long as (i) such Shareholder have no active participation in the business of such corporation, and (ii) such stock is traded on a nationally-recognized stock market or on NASDAQ. It is the intent and understanding of each Party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.6, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the greatest extent possible by such court or agency. For purposes of this Section 6.6, an affiliate means (a) any partnership, corporation, or other entity directly or indirectly controlling, controlled by, or under common control with either of the Shareholders signing below, or (b) any officer, director, manager, trustee, or principal of either of the Shareholder or of any partnership, corporation, or other entity that is an affiliate under this definition. The parties acknowledge and agree that the covenants set forth in this Section 6.6 are ancillary to the sale of the Shares and are reasonable and necessary to protect Buyer’s purchase of the Purchased Shares.

6.7 Drag-along Rights.

(a) If one or more Persons holding no less than a majority of all the issued and outstanding Shares of the Companies (such Person(s) being collectively referred to as the “Dragging Shareholder”), proposes to consummate, in one transaction or a series of related transactions, a Sale Transaction that is structured as a sale of Sales (a “Drag-Along Sale”), the Dragging Shareholder will have the right, after delivering the Drag-Along Notice in accordance with Section 6.7(c) and subject to compliance with Section 6.7(d), to require that each Shareholder, if he is a holder of Shares at the time, participate in such Drag-Along Sale on the same terms and conditions as set forth in the Drag-Along Notice and in the manner set forth in Section 6.7(b).

(b) If the Dragging Shareholder elects to exercise his, her, or its rights to require the Shareholders to participate in the Drag-Along Sale, then subject to compliance with Section 6.7(d), then each Shareholder shall sell the number of Shares held by such Shareholder in the Companies equal to the product obtained by multiplying (A) the number of Shares held by such Shareholder by (B) a fraction (1) the numerator of which is equal to the number of Shares that the Dragging Shareholder proposes to sell in the Drag-Along Sale and (2) the denominator of which is equal to the number of Shares held by the Dragging Shareholder at such time. If the Sale Transaction is structured as a sale of all or substantially all of the Companies’ assets or as a merger, consolidation, recapitalization, or reorganization of the Companies or other transaction otherwise requiring the consent or approval of the Shareholders, then notwithstanding anything to the contrary in this Agreement, the decision to undertake such Sale Transaction will be made solely by the holders of a majority of the Shares of the Companies, provided that to the extent the Shareholders, individually or collectively, have the right to participate in a decision to undertake such Sale Transaction under non-waivable provisions of applicable law, each Shareholder shall: (X) vote (in person, by proxy or by written consent, as requested) all of its voting securities (including any Shares) in favor of the Sale Transaction (and any related actions necessary to consummate such sale) and otherwise consent to and raise no objection to such Sale Transaction and such related actions and (Y) refrain from taking any actions to exercise, and shall take all actions to waive, any dissenters’, appraisal or other similar rights that it may have in connection with such transaction.

(c) The Dragging Shareholder shall exercise its rights pursuant to this Section 6.7 by delivering a written notice (the “Drag-Along Notice”) to the Shareholders no more than ten days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-Along Sale and, in any event, no later than 20 days before the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Dragging Shareholders’ rights and obligations hereunder and shall describe in reasonable detail: (i) the name(s) of the third party purchaser; (ii) the proposed date, time and location of the closing of the Drag-Along Sale; (iii) the proposed amount of consideration in the Drag-Along Sale, including, if applicable, the purchase price per Equity Interest to be sold and the other material terms and conditions of the Drag-Along Sale; and (iv) a copy of any form of agreement proposed to be executed in connection therewith.

(d) The obligations of Shareholders in respect of a Drag-Along Sale under this Section 6.7 are subject to the satisfaction of the following conditions: (i) the consideration to be received by each Shareholder shall be the same form and amount of consideration to be received by the Dragging Shareholder per Equity Interest and the terms and conditions of such sale shall be the same as those upon which the Dragging Shareholder sells its Shares (but excluding all consideration paid or to be paid for actual services rendered or to be rendered by any Person); (ii) each Shareholder shall execute the applicable purchase agreement (and any related ancillary agreements entered into by the Dragging Shareholder in connection with the Drag-Along Sale) and make or provide the same representations, warranties, covenants, indemnities (directly to the third-party purchaser and/or indirectly pursuant to a contribution agreement, as required by the Dragging Shareholder), purchase price adjustments, escrows and other obligations as the Dragging Shareholder makes or provides in connection with the Drag-Along Sale.

(e) Without limiting Section 6.7(d), Shareholders shall take all actions as may be reasonably necessary to consummate a Sale Transaction regardless of its structure, including, without limitation, entering into all agreements and delivering all certificates and instruments, in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the shareholder(s) approving the Sale Transaction.

6.8 Restrictions on Transfer.

(a) Prohibited Transfers. The Shareholders shall not, whether during lifetime or upon death, pledge, sell, assign, transfer or in any manner dispose of or encumber any Shares owned or held by them as of the date hereof or hereafter acquired (including, but not by way of limitation, disposition by way of gift, bankruptcy, execution, hypothecation, seizure and sale by legal process, operation of law, or otherwise) except and only in strict accordance with the conditions, and subject to the restrictions, rights, obligations and options, hereinafter set forth.

(b) Prohibition on Transfers to Competitors. Notwithstanding any provision hereof to the contrary, the Shareholders (and any of their Permitted Transferees) covenant and agree that they shall not, directly or indirectly, transfer any of their Shares or any interest therein to any Person that alone, together or in association with others, either as a principal, agent, owner, shareholder, officer, director, partner, employee, manager, member, lender, investor or in any other capacity, engages in, has a financial interest in or is in any way connected or affiliated with, or renders advice or services to, any Person that then competes with the Companies or the Buyer, without the prior approval of Buyer.

(c) Permitted Transfers. Notwithstanding the restrictions set forth in this Section 6.8, but subject to the following sentence, each Shareholder may transfer his Shares without consideration during lifetime to a trust for the benefit of his spouse or his descendants in which he is a trustee or to such Shareholder’s individual retirement account (a “Permitted Transferee”) free from the restrictions set forth herein. Upon any such permitted transfer, the Permitted Transferee shall deliver a writing to the Buyer and the Companies acknowledging such Permitted Transferee’s agreement to be bound by the terms of this Agreement.

(d) Notation on Company’s Books. No transfer of Shares shall be effective until noted on the Companies’ books by the authorized representative of the Companies, and such representative shall not note any transfer on such books that is in violation of the terms and conditions of this Agreement.

6.9 Redemption of Shares upon Termination of Shareholder’s Employment without Cause, Retirement, Death or Disability.

(a) Obligation to Purchase. Upon either (i) a Shareholder’s retirement (including the voluntary termination of a Shareholder’s employment with the Companies), death or Disability or (ii) the Companies’ termination of his employment without Cause (each, a “Trigger Event”), the Companies shall purchase, and such Shareholder or his estate’s representative, as the case may be, shall sell all of the Shares held or owned by such Shareholder at the time of retirement, death, the determination of Disability or such termination without Cause (and any Shares then held by Permitted Transferees under Section 6.8). Notwithstanding any provision herein, the purchase and sale will be deemed to take place on the date of retirement or death, the date of the determination of Disability or the date of such termination without Cause, as the case may be.

(b) Purchase Price. The purchase price for Shares purchased pursuant to this Section 6.9 shall be equal to the Fair Value. The purchase price shall be paid as follows: (a) 25% of the purchase price will be paid in immediately available funds at closing, and (b) the balance will be paid in three (3) consecutive equal annual installments commencing on the one-year anniversary of the closing of the purchase of Shares under this Section 6.9, each together with interest at the minimum applicable federal rate then in effect. The closing of the purchase and sale of Shares under this Section 6.9 will take place on a date the Companies determine, which must be within 60 days following the Trigger Event (or within five days after the determination of Fair Value if Fair Value isn’t known by the expiration of such 60-day period). “Fair Value” shall be the fair market value of the Shares purchased pursuant to this Section 6.9, including any valuation discounts for lack of control and lack of marketability, determined by an independent valuation professional selected in good faith by the Companies. Such determination shall be binding and conclusive on the Parties.

6.10 Redemption of Shares upon Termination of a Shareholder’s Employment for Cause.

(a) Option to Purchase. If the Companies terminate a Shareholder’s employment for Cause, for a period of 60 days after the date of such termination of employment, the Companies shall have the right to purchase, and the Shareholder shall, upon exercise of such option by the Companies, shall sell to the Companies, all of the Shares then held or owned by such Shareholder in the Companies (and any Shares previously transferred by him to and then held by Permitted Transferees under Section 6.8).

(b) Purchase Price. The purchase price for Shares purchased pursuant to this Section 6.10 shall be equal to (One Dollar and Zero Cents) $1.00 be paid in immediately available funds at closing. The closing of the purchase and sale of the Shares under this Section 6.10 will take place on a date selected by the Companies, which must be within 60 days following the termination of employment for Cause.

SECTION 7.
SURVIVAL AND INDEMNIFICATION

7.1 Survival. All representations, warranties, and covenants not to compete contained in this Agreement shall be deemed continuing representations, warranties and covenants and shall survive the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by Shareholders to the Buyer Entities shall modify or limit any of Shareholders’ representations and warranties, affect the Buyer Entities’ right to rely on any representation or warranty made by Shareholders, or relieve Shareholders of any obligations hereunder as the result of a breach of any of their representations and warranties.

7.2 Indemnification by Shareholders. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of either of the Buyer Entities or any information the Buyer Entities may have, Shareholders agree, jointly and severally, to indemnify and hold the Buyer Entities harmless against and with respect to, and shall reimburse Buyer Entities for:

(a) Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Shareholders or the Companies contained herein or in any certificate, document, or instrument delivered hereunder;

(b) Obligations. Any and all obligations of Shareholders or the Companies not set forth on the Most Recent Balance Sheet;

(c) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Business prior to the Closing, except any such losses, liabilities or damages set forth on the Most Recent Balance Sheet; and

(d) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

7.3 Indemnification by Buyer Entities.

Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Shareholders or any information the Shareholders may have, the Buyer Entities hereby agree to indemnify and hold the Shareholders harmless against and with respect to, and shall reimburse the Shareholders for:

(a) Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by the Buyer Entities contained herein or in any certificate, document, or instrument delivered to Shareholders hereunder;

(b) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Companies after the Closing; and

(c) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

7.4 Procedure for Indemnification.

The procedure for indemnification shall be as follows:

(a) Notice. The party claiming indemnification pursuant to this Agreement (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying the factual basis for the claim, and the amount of the claim.

(b) Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) Control. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

(d) Right to Withhold. The amount determined to be due to Buyer may be off-set by Buyer against any amounts otherwise payable to Shareholders (the “Shareholder Payments”). The Buyer Entities may withhold against any one or more Shareholder Payments the remaining amount of any claims for indemnification pursuant to this Section 7. If such remaining claim amount is greater than the amount by which such Shareholder Payments was reduced, then the Shareholders shall make payment of such difference promptly and directly to Buyer.

(e) Tax Treatment. Any indemnity payments made under this Agreement will be treated for income tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

SECTION 8.

MISCELLANEOUS

8.1 Fees and Expenses. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

8.2 Attorneys’ Fees. In the event of a default by Shareholder or Buyer which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing Party shall be entitled to reimbursement by the other Party of reasonable legal fees and expenses incurred.

8.3 Taxes. The Shareholders shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recording fees and similar charges that may be payable in connection with the transactions contemplated by this Agreement.

8.4 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the earlier of the date of receipt (as shown on the return receipt) or refusal of delivery if mailed by registered or certified mail, postage prepaid and return receipt requested, or by email in each case addressed as follows:

If to Shareholders:	Jeremy Starks 1913 Rocky Step Road Scott Depot, WV 25560 Email: jeremy@rangeenvironmental.com Joshua Justice 488 Zatto Lane Danville, WV 25053 Email: josh@rangeenvironmental.com
If to the Buyer Entities:	c/o Malachite Innovations, Inc. 200 Park Avenue, Suite 400 Orange Village, OH 44122 Attn: Michael Cavanaugh, CEO Email: mrc@malachiteinnovations.com or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 8.4.

8.5 Benefit and Binding Effect. Neither Party hereto may assign this Agreement without the prior written consent of the other Parties hereto, except that, without the prior written consent of Shareholder, Buyer may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Malachite or Buyer or any successor of Malachite or Buyer by way of merger, acquisition, reorganization or other similar corporate transaction, and, upon the assumption by such assignee of all liabilities and obligations of Buyer hereunder, Buyer shall be released from all liabilities and obligations to Shareholder and the Companies pursuant to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Further Assurances. The Parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of a Shareholder, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Purchased Shares to Buyer pursuant to this Agreement.

8.7 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Ohio (without regard to the choice of law provisions thereof); and the Parties consent to the jurisdiction of courts in the State of Ohio which shall be the venue for any and all actions or proceedings brought by a Party hereto, arising out of or relating to this Agreement or the Transaction Documents.

8.8 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

8.9 Gender and Number. Words used herein regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

8.10 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement by and among the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the Parties and cannot be amended, supplemented, or changed except in writing signed by each Party.

8.11 Joint Participation. The Parties have participated jointly in the negotiation and drafting of the Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.12 Counterparts. This Agreement may be signed in multiple original or PDF counterparts with the same effect as if the signature on each counterpart were upon the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing with the same force and effect if such “.pdf” signature page were an original hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

BUYER:

Daedalus Ecosciences, Inc.

By:	/s/ Michael Cavanaugh
Print Name: Michael Cavanaugh
Title: Chief Executive Officer

MALACHITE:

Malachite Innovations, Inc.

By:	/s/ Michael Cavanaugh
Print Name: Michael Cavanaugh
Title: Chief Executive Officer

COMPANIES:

Range Environmental Resources, Inc.

By:	/s/ Joshua Justice
Print Name: Joshua Justice
Title: President

Range Natural Resources, Inc.

By:	/s/ Joshua Justice
Print Name: Joshua Justice
Title: President

SHAREHOLDERS:

By:	/s/ Joshua Justice
Joshua Justice

By:	/s/ Jeremy Starks
Jeremy Starks